UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

August 31, 2007

Lattice Semiconductor Corporation

(Exact name of registrant as specified in its charter)

Delaware	000-18032	93-0835214
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5555 N. E. Moore Court

Hillsboro, Oregon 97124-6421

(Address of principal executive offices, including zip code)

(503) 268-8000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05.  Costs Associated with Exit or Disposal Activities

On August 31, 2007, Lattice Semiconductor Corporation (the “Company”) committed to undertake a plan to lower operating expenses by reducing headcount. The objective of this action is to reduce operating expenses without impacting the strategic direction of the Company. The plan encompasses two components:  1) a reduction in force to consolidate certain operations, eliminate certain non-critical functions, and refocus certain engineering and support functions, and 2) a voluntary separation program for certain employees. These actions have been designed to avoid impacting the Company’s FPGA product strategy, which remains unchanged. The Company expects to complete the cost reduction plan in the fourth quarter of 2007.

As a result of these actions, the Company expects that total headcount will be reduced by approximately seven percent. The Company currently estimates that the reduction in force will result in a reduction in operating expense, effective the fourth quarter of 2007, of an estimated $1.4 – $1.6 million per quarter.

Charges, estimated to total $1.8 – $3.0 million depending on the acceptance rate of the voluntary separation program, are expected to be recorded over the third and fourth quarters of 2007. These charges primarily relate to separation packages and will be paid in cash.

The foregoing disclosure contains forward-looking statements within the meaning of the federal securities laws, including statements about the expected impact of the restructuring on our business and financial results, the timing of the completion of the restructuring and the related charges, the estimated headcount reduction and the estimated major types of costs related to the restructuring.  Investors are cautioned that actual events and results could differ materially from these statements as a result of a number of factors, including the ability of the Company to successfully complete its restructuring without disruption of its business, any delays in the timing of the restructuring and related charges, the possibility that the Company incorrectly estimated the restructuring charges and the headcount reduction and the possibility that the Company is unable to realize the anticipated benefits from the restructuring or that the timing of those benefits is delayed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LATTICE SEMICONDUCTOR CORPORATION

Date: September 4, 2007	By:	/s/ Jan Johannessen
Jan Johannessen
Senior Vice President and Chief Financial Officer